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                                 SECOND AMENDMENT TO
                       REAL ESTATE PURCHASE AND SALE AGREEMENT



This Second Amendment to Real Estate Purchase and Sale Agreement ("Second Amendment") is made and entered into as of the Effective Date of 11/3, 1997, by and between EAGLE HARDWARE & GARDEN, INC., a Washington corporation ("Buyer") and TERRACE POINT PARTNERSHIP, a Colorado general partnership ("Seller").

                                       RECITALS

A. Buyer and Seller entered into a Real Estate Purchase and Sale Agreement dated July 2, 1996 (the "Agreement"), together with a First Amendment thereto in August 27, 1996.

B. By letter dated April 24, 1997, Buyer notified Seller that it had been unable to obtain necessary permits and approvals, and that the Agreement was effectively terminated. Buyer requested and received the return of its $50,000 deposit from Chicago Title Insurance Company.

C. The parties now desire to reinstate the Agreement, subject to certain modifications set forth below, by entering into this Second Amendment.

    NOW, THEREFORE, the parties hereby reinstate and amend the Agreement as follows:

                             REINSTATEMENT AND AMENDMENTS

    1. The Agreement is hereby reinstated in its entirety, except as modified hereinafter, and the First Amendment is hereby superseded by this Second Amendment.

    2. The Property shall now consist of approximately 14.9707 acres rather than 12.22 acres.

    3. Section 1 is amended to change the estimated square footage from 532,490 square feet to 652,120 square feet and to change the estimated purchase price from $2,662,450 to $3,260,600.

    4. Section 2 is amended to provide that Buyer shall deposit the $50,000 earnest money with the Closing Agent within ten (10) business days after the Effective Date of this Second Amendment.

    5.   Section 3 is amended as follows:

         a)    Buyer hereby waives contingencies Sub-sections 3.1 and 3.2.

         b) Buyer shall have one hundred twenty (120) days from the Effective Date of this Second Amendment (the "Contingency Period") to satisfy or waive Sub-section 3.3.

         c) Buyer may extend the Contingency Period two (2) thirty (30) day periods by paying Seller $5,000 for each 30 day extension. Each $5,000 payment shall be nonrefundable to Buyer (except in the case of Seller's default under the Agreement) but credited to the purchase price at closing.


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    6.   Section 6 is amended as follows:

         (a) Within seven (7) days from the Effective Date of this Second Amendment, Seller shall provide Buyer with an update to a commitment for owner's extended coverage title insurance issued by Chicago Title of Colorado, order #1053295.

         (b) In the event of closing, Seller shall credit Buyer in the amount of $3,000 for the cost of an ALTA survey of the Property.

    7. Section 13 is hereby superseded and replaced in its entirety as follows:

         13.1 As to the portion of Parcel B, Lot 3, and Parcel A, Lots 1, 2 and 9, which border Wadsworth Boulevard, the parties hereto recognize that certain work must be completed. To that end the parties hereto agree that Buyer shall complete all street access curb cuts, traffic signal installations and clearing, grubbing, site balancing earthwork and rough subgrading related to lots 1, 2 and 9 of Parcel A, Lot 6 of Parcel C, and lots 3, 4, 5 and 10 of Parcel B shown on the attached Exhibit B in accordance with local codes, ordinances, industry standards, Buyer's construction plans and City of Lakewood's requirements, within ninety (90) days of closing or receipt of all required permits for such work, whichever later occurs, subject to delays due to any usual and unusual acts of force majeure. Buyer shall deliver to Seller lots 1 and 2 of Parcel A and Lot 6 of Parcel C in rough graded condition.

Seller shall pay its prorata share of the cost of the clearing, grubbing, site balancing earthwork, rough grading related to lots 1, 2 and 9 of Parcel A, Lot 6 of Parcel C, and lots 3, 4, 5 and 10 of Parcel B, new street access curb cut off of Wadsworth, traffic signal installations and any other offsite costs along the Wadsworth Boulevard frontage. Seller shall pay 100% of the costs of any other site improvements related to Parcel A, lots 1 and 2, and Parcel C, lot 6, and requested by Seller to be accomplished by Buyer in conjunction with all the other work discussed in this Section 13. Such costs shall include architectural, civil, geotechnical and any other pertinent engineering expenses. Said prorata share shall be based on the ratio of the land area of Parcels A and C compared to the total land area of Parcels A, B and C. However, the relocation of the new access to Buyer's parking lot from Wadsworth Boulevard, because of the relocation of the parking on Parcel D, shall be paid 100% by Buyer.

         13.2 Parcel A, lot 9, and Parcel B, lot 10, comprise the new street Right of Way ("R.O.W.") required by the City of Lakewood as shown on Exhibit B. Seller agrees to dedicate Parcel A, lot 9, (if required) to the City of Lakewood and Buyer agrees to dedicate Parcel B, lot 10, (if required) to the City of Lakewood. If the new street R.O.W. remains a private street it shall be included in the Reciprocal Easement and Operating Agreement described in Section
14. Buyer shall be responsible for 100% of the costs of the improvements, as required by the City of Lakewood, within the R.O.W. of the new street on parcel A, lot 9, and Parcel B, lot 10, including all points of access within the R.O.W. line (lot line), except for any obligations of Seller pursuant to Sub-section
13.1. Any reimbursements of costs received from the City of Lakewood or any other governmental agency shall be 100% for the benefit of Buyer. If Buyer receives any reimbursements of costs that Seller has paid a prorata share of, then Seller shall be entitled to the same prorata share of the amount reimbursed to Buyer that relates to the shared costs only.


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         13.3  After completion of the work described in Sub-sections 13.1 and
13.2 Seller shall pay 100% of any costs of any work requested by Seller other than the work described in Sub-sections 13.1 and 13.2 above and performed by Buyer serving Parcels A and C exclusively which shall include but is not limited to the import or export of materials, finish grading, retaining walls, utilities, storm sewers, retention and drainage systems and any other improvements on Parcels A and C. Seller shall reimburse Buyer in accordance with the terms and conditions described in Sub-section 13.5 below. Seller shall not be obligated to share in the costs of any retaining walls on Parcel A, Lots 8 and 9, that support Parcel B, Lot 10, and on Parcel B, Lots 3 and 5, that support Parcel C, Lot 6.

         13.4 Buyer shall be responsible for all the related costs of relocating a portion of the existing parking lot located on the north side of the Terrace Point Building (shown by light dashed line on Buyer's Site Plan) to the east side of the Terrace Point Building also as shown on Exhibit C, Buyer's new Site Development Plan (the "New Site Plan") to be approved by the City of Lakewood. The work shall be done in accordance with local codes, ordinances, industry standards, Buyer's construction plans and City of Lakewood's requirements. The work shall include the removal of existing right-in, right-out entrance driveway on Wadsworth Boulevard and the new access connections from the remaining parking north of the Terrace Point Building to the drive aisles in Buyer's parking lot to the north, and the new parking adjoining the east side of the Terrace Point Building to west Eastman Place to the south, plus all related landscaping repairs and City of Lakewood required landscaping modifications. In the event a portion of Parcel B, Lot 4, is utilized for new parking, then, upon completion, such portion will be deeded back to Seller from Buyer, at no additional charge to Seller.

         13.5 Seller agrees to pay its 100% or prorata share of any applicable costs described in this Sub-sections 13.1 through 13.4 and authorizes reimbursement to Buyer no later than fifteen (15) days after the work is completed and approved by the City and Buyer invoices Seller for its share of the cost. Prior to closing, Buyer shall estimate the total cost of such work, and Seller's applicable share thereof. Seller's estimated share plus 15%, subject to Seller's prior reasonable approval, shall be retained and held by the Closing Agent from the purchase price following closing to provide a reserve fund for Seller's share of said costs. The Closing Agent shall place the retainage in an interest bearing account with interest to accrue to Seller's benefit. When Seller's share of the costs is finally determined and Seller is billed by Buyer for its actual applicable share, Seller shall direct the Closing Agent to pay the retained amount directly to Buyer in partial payment of Seller's applicable share of the costs if the retainage is less than Seller's applicable share. Seller shall pay any balance owing of Seller's applicable share directly to Buyer within 15 days. If the retainage exceeds Seller's applicable share, the remainder shall be turned over to Seller by the Closing Agent. Prior to the release of any funds Seller shall be provided with certification from the City, according to the City's normal and routine practices, that the work was completed as specified in the approved plans and/or as required by the City of Lakewood.

         13.6 All of the above sub-sections of this Section 13 shall survive the closing.

    8. A new Exhibit A, the legal description of the Property, is attached hereto and incorporated herein by reference.


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    9.   A new Exhibit B, which is the proposed parcel map (the "Parcel Map"), lot identification plan and new street Right of Way ("R.O.W.") plan, area calculations and survey meets and bounds dimensions of the entire approximately 28 acre site, Eagle Drawing Number X327-09 dated September 16, 1997, is attached hereto and incorporated herein by reference. The old site plan that was attached to the Agreement as Exhibit B is no longer applicable and is hereby rescinded. A new Exhibit C which is Buyer's New Site Plan, Eagle Drawing Number X327-10 dated September 16, 1997, is attached hereto and incorporated by reference.

    10. Parcel A is comprised of lots 1, 2, 8 and 9. Parcel B is comprised of lots 3, 4, 5, 7 and 10. Parcel C is comprised of Lot 6.

    11. Except as modified herein, all of the remaining terms and conditions of the Agreement remain the same and in full force and effect.

    12. The later of the Buyer's signature date and the Seller's signature date set forth below, shall be the Effective Date of this Second Amendment.

                        BUYER:         EAGLE HARDWARE & GARDEN, INC.

                                       By: /s/ Paul B. Morris
                                          ----------------------------------
                                       Typed name:    Paul B. Morris
        October 31, 1997               Its:           Vice President
    Buyer's signature date
                                       Address:       981 Powell Avenue S.W.
                                                      Renton, WA  98055

                        SELLER:        TERRACE POINT PARTNERSHIP

                                       By: /s/ Daryll Propp
                                          ----------------------------------
                                       Typed name:    Daryll Propp
        November 3, 1997               Its:           General Partner
    Seller's signature date
                                       Address: 12600 W. Colfax Avenue
                                                      Suite B-130
                                                      Lakeview, CO  80215

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                                     EXHIBIT "A"

                                  LEGAL DESCRIPTION


                                 TO BE ATTACHED UPON
                               COMPLETION OF NEW SURVEY


                                     EXHIBIT "A"

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                                     EXHIBIT "B"

                                     [SITE PLAN]


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                                     EXHIBIT "C"

                                     [SITE PLAN]